Exhibit 99.1

Generation Asia I Acquisition Limited Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing March 14, 2022

Hong Kong – March 9, 2022 – Generation Asia I Acquisition Limited (the “Company”) announced today that, commencing March 14, 2022, holders of the 21,930,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “GAQ.U,” and the Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “GAQ” and “GAQWS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units that elect to separately trade the Class A ordinary shares and the warrants must have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, to effect such separation.

The units were initially offered by the Company in an underwritten offering. Nomura Securities International, Inc. acted as sole bookrunner of the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on January 19, 2022. The offering was made only by means of a prospectus, copies of which may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained, when available, by writing to Equity Syndicate Department, Nomura Securities International, Inc., Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, or by telephone at 212-667-9000, or by email at equitysyndicateamericas@nomura.com.This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Generation Asia I Acquisition Limited

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue the Business Combination with a company in any industry, sector or geographic region (excluding China, Hong Kong and Macau), the Company intends to focus its search on a target that is at least partially owned by financial sponsor(s) with operations or prospective operations in the technology, media & telecommunications, business services, or consumer sectors across Asia, in particular North Asia and Southeast Asia.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to (i) the anticipated use of the net proceeds from the initial public offering and (ii) the plan for and consummation of the Business Combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Katherine Chan
Telephone: +852 2131 8900
Email: kchan@gen-mgmt.com